Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264062

PROSPECTUS SUPPLEMENT
(To prospectus dated April 11, 2022)

MAWSON INFRASTRUCTURE GROUP INC.

8,000,000 Shares of Common Stock

Common Stock Warrants to Purchase 10,000,000Shares of Common Stock

Placement Agent Warrants to Purchase 560,000 Shares of Common Stock

This prospectus supplement modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our prospectus (the “Original Prospectus”), dated July 19, 2022, which is part of a registration statement on Form S-3, as amended, originally filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2022, and declared effective by the SEC on April 11, 2022, related to the offering, among other securities, of warrants issued July 20, 2022, to purchase up to 10,000,000 shares of our common stock (the “Existing Warrants”) at an exercise price of $1.01 per share. Since issuance, the number of shares subject to the Existing Warrants and the exercise price automatically adjusted to 1,666,667 shares and $6.06 per share, respectively, upon our 1-for-6 reverse stock split in February of 2023. The Existing Warrants have now been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MIGI.” The closing price of our Common Stock on May 3, 2023, as reported by Nasdaq, was $3.23 per share.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page S-4 of the Original Prospectus and in the other documents that are incorporated by reference therein and any related free writing prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AMENDMENTS TO EXISTING WARRANTS

On May 3, 2023, in connection with a securities purchase agreement entered into by us with certain institutional investors dated May 3, 2023 (“Purchase Agreement”), we filed a prospectus supplement (the “Registered Direct Prospectus Supplement”) and the accompanying base prospectus with the SEC under our registration statement on Form S-3 (Registration No. 333-264062) in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. Pursuant to the securities purchase agreement and the Registered Direct Prospectus Supplement, we offered and sold an aggregate of 2,083,336 shares of our common stock (or prefunded warrants in lieu thereof). In a concurrent private placement, we also issued unregistered warrants to purchase up to 2,604,170 shares of our common stock at an exercise price of $3.23 per share of common stock. The issuances above are collectively referred to herein as the “Offering.”

This prospectus supplement is being filed to disclose the following:

In connection with the Offering, we entered into a Warrant Amendment Agreement with an investor in the Offering (the “Participating Investor”) pursuant to which, in consideration for such Participating Investor’s purchase of securities in the Offering (the “Purchase Commitment”), we agreed to reduce the exercise price of the Existing Warrants held by the Participating Investor to $3.23 per share, the exercise price of the warrants sold in the Offering, and to extend the date of termination of the Existing Warrants to five and one-half years after the close of the Offering, and the Participating Investor agreed that the Existing Warrants will not be exercisable until the date that is six months after the closing of the Offering. No other changes to the Existing Warrants were made.

The date of this prospectus supplement is May 3, 2023.